PRESS RELEASE

Date:	April 29, 2010

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2880

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – April 29, 2010 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its eleventh annual meeting of stockholders at the Bank’s headquarters on April 28, 2010.  It was the 120th annual meeting for MutualBank.

The Company acted on two items of business during the annual meeting.  They re-elected four members of the Board of Directors and the shareholders approved the proposal on an advisory (nonbinding) resolution to approve our executive compensation as disclosed in the Proxy Statement. The Directors re-elected for three year terms were Edward J. Dobrow, David W. Heeter, Edward C. Levy, and Michael J. Marien.

President and CEO David W. Heeter reported to shareholders that the economic environment continues to be very challenging.  Heeter commented: “We worked hard to deliver a profit to shareholders in 2009, despite an economy that has presented significant headwinds.  We are so appreciative of the confidence our shareholders and customers have in MutualBank.”

MutualFirst’s wholly owned subsidiary, MutualBank, ended 2009 with assets of nearly $1.4 billion.

The following Directors were elected:
Edward J. Dobrow, President and owner of D & M Leasing, a property development company located in Muncie, Indiana.  For the 20 years prior to that, he was the President and owner of Dobrow Industries, a scrap metal processing company located in Muncie, Indiana.  Mr. Dobrow brings management expertise, as well as real estate knowledge to the Board.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

David W. Heeter has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since 2003.  During the years prior to that appointment, he had served as Executive Vice President of the Company and the Bank and as Chief Operating Officer and Vice President of Human Resources, Marketing and Administration of the Bank.  He has been employed by the Bank since 1986.  Mr. Heeter’s many years of service in all areas of the Bank’s operations and his duties as President of the Bank brings a special knowledge of the financial, economic and regulatory challenges the Company faces and is well suited to educating the Board on these matters.

Edward C. Levy has been an officer and owner of Freeman-Spicer Leasing and Insurance Corp. and its affiliated financial services entities for more than five years.  In 2005, he became an executive officer of Take Out Foods International, Inc. based in Indianapolis, which is engaged in the business of ordering food over the Internet.  He has served as a director of MFB Corp. and its banking subsidiary for three years prior to their acquisition by the Company in 2008.  Mr. Levy’s extensive knowledge of investments, insurance and these regulated industries supports the Board’s and Trust Committee’s knowledge in these areas.  He also brings that understanding of regulations to the Audit/Compliance Committee.  Mr. Levy’s background in finance is important to his service on our Audit/Compliance Committee.

Michael J. Marien, until his retirement in 2009, served as Account Manager for IT/Signode Corp., a division of Illinois Tool Works for 40 years.  He had served as a director of MFB Corp. and its banking subsidiary for 21 years and was chairman of the Board of MFB Corp. for five years prior to the acquisition by the Company in 2008.  Mr. Marien brings his prior knowledge of the trust business of MFB Corp. to his service on our Trust Committee.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Press Release